Exhibit 99.2

NEWS RELEASE	Nasdaq: OMNI
4500 NE Evangeline Thwy • Carencro, LA 70520 • Phone • 337-896-6664 • Fax 337-896-6655

FOR IMMEDIATE RELEASE	No.10-09

For more information contact: Ronald D. Mogel, Senior Vice President and Chief Financial Officer

Phone: (337) 896-6664

OMNI ANNOUNCES EXERCISE OF WARRANTS

CARENCRO, LA – MAY 7, 2010 – OMNI ENERGY SERVICES CORP. (NASDAQ GM: OMNI) today announced that it has received notices from certain warrant holders for the exercise of warrants originally purchased pursuant to the terms of a Securities Purchase Agreement, dated as of May 17, 2005, as described in the Company’s Form 8-K filed with the Securities and Exchange Commission on May 24, 2005. The exercise price of these warrants was $1.95 per share. Warrants to purchase an aggregate of 3,897,550 shares were exercised pursuant to their cashless exercise provisions resulting in 1,267,716 shares of Company common stock being issued. A warrant to purchase 100,000 shares was exercised for cash, resulting in an additional 100,000 shares of Company common stock being issued and the Company receiving cash of approximately $0.2 million. Specific information concerning the warrant exercises is set forth below.

Pursuant to the cashless exercise of warrants to purchase 3,648,000 shares by the Dennis Sciotto Family Trust (the “Sciotto Trust”), the Company issued 1,186,547 shares of its common stock. Dennis Sciotto, the trustee of the Sciotto Trust, serves as the Chairman of the Board of the Company. The warrants dated May, 17, 2005 and August 29, 2005 were set to expire on May 17, 2010 and August 29, 2010, respectively. After the exercise of these warrants, Mr. Sciotto is now the beneficial owner of 5,803,877 shares of the Company’s common stock representing approximately 22.8 percent of the Company’s outstanding common stock.

Pursuant to the cashless exercise of a portion of a warrant to purchase 168,800 shares by the Edward E, Colson III Trust (the “Colson Trust”), the Company issued 54,904 shares of its common stock. Mr. Colson, trustee of the Colson Trust, serves as a director of the Company. The Colson Trust also paid $195,000 in cash to exercise the remaining portion of the warrant to purchase 100,000 shares of the Company’s common stock. The warrant was set to expire on May 17, 2010. After the exercise of this warrant, Mr. Colson is now the beneficial owner of 930,046 shares of the Company’s common stock representing approximately 4.0 percent of the Company’s outstanding common stock.

Pursuant to the cashless exercise of a warrant to purchase 80,750 shares by James C. Eckert, the Company issued 26,265 shares of its common stock. Mr. Eckert serves as an advisory director of the Company. The warrant was set to expire on May 17, 2010. After the exercise of this warrant, Mr. Eckert is now the beneficial owner of 713,753 shares of the Company’s common stock representing approximately 3.1 percent of the Company’s outstanding common stock.

Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and to oil and gas companies operating primarily in the Gulf of Mexico. OMNI provides its services through three business segments: Seismic Services (including drilling, survey and permitting services), Environmental and Other Services, and Equipment Leasing,. OMNI’s services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties associated with the impact of the current economic climate, the efficacy of I.M.P.A.C.T. ™ cleaning technology and receipt of its patent, the timely conversion of seismic drilling backlog into revenue, the acceptance and use of OMNI’s environmental cleaning services, OMNI’s dependence on activity in the oil and gas industry, labor shortages, permit delays, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the ultimate outcome of pending litigation, the continued growth of our environmental and other services and equipment leasing business segments, and other risks detailed in OMNI’s filings with the Securities and Exchange Commission.

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